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                                                         Exhibit 3.1(a)

                                                        STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                    FILED 09:00 AM 04/14/2000
                                                       001192939 - 2607773


                               STATE OF DELAWARE
                          CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION



First:   That a meeting of the Board of Directors of Norwest Asset Securities
Corporation resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholder of said corporation for consideration thereof, unless the stockholder waives the notice and meeting requirements. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall be and read as follows:

"The name of the corporation is Wells Fargo Asset Securities Corporation."

Second: Pursuant to resolution of its Board of Directors, the stockholder waived the holding of a special meeting and approved the amendment by written consent.

Third:   That said amendment was duly adopted in accordance with provisions of
Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

Fifth:   The effective date of this Amendment is April 17, 2000.


BY:  /s/ James M. Strother
     --------------------------------------------
         James M. Strother, President & Secretary